Exhibit 99.1

FOR IMMEDIATE RELEASE

January 15, 2020	NYSE American – REI

RING ENERGY, INC. RELEASES FOURTH QUARTER AND TWELVE MONTH 2019 OPERATIONS UPDATE

2019 Northwest Shelf Wells Continue to Exceed Expectations

Midland, TX. January 15, 2020 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the fourth quarter of 2019. In the three months ended December 31, 2019, the Company drilled four new one-mile horizontal (“Hz”) San Andres wells on its Northwest Shelf (“NWS”) asset. Of the four new wells drilled, three were completed, tested and had Initial Potentials (“IPs”) filed, while the one remaining well was completed and is currently being tested. In addition to the three new wells drilled in the fourth quarter which had IPs filed, the company completed testing and filed IPs on five additional horizontal wells drilled in previous quarters (2 Central Basin 1 mile (“CBP”) / 2 NWS 1 mile / 1 NWS 1.5 mile). The average IP rate for all the horizontal wells (8 wells) IP’d in the fourth quarter of 2019 was 504 Barrels of Oil Equivalent (“BOE”) per day, or 104 BOE / 1,000 feet on an average lateral of 4,990 feet. At the end of the fourth quarter 2019, the Company had four horizontal wells (2 NWS / 2 CBP) in varying stages of testing. The Company performed twenty conversions from electrical submersible pumps (“ESP”) to rod pumps (10 NWS / 8 CBP / 2 Delaware) in the fourth quarter 2019. All drilling activities and workover projects were completed on time and within budget.

2019 Northwest Shelf Wells –

Management stated that the 14 Northwest Shelf (“NWS”) wells which were drilled, completed, tested and had IPs filed in 2019 had an average IP rate of 555 BOE per day, or 114 BOE / 1,000 feet. Management referenced the updated decline curves and economics on both the NWS and CBP in the Company’s “Third Quarter and Nine Month 2019 Operations Update (10/15/19)”, stating that those updates, specific to the NWS, are based on an IP of 400 BOE per day.

Twelve Month 2019 Results –

For the twelve-month period ended December 31, 2019, the Company drilled 30 new horizontal wells –

•	10 – 1 mile Central Basin San Andres Horizontal Wells
•	3 – 1.5 mile Central Basin San Andres Horizontal Wells
•	1 – 1 mile Delaware Basin Brushy Canyon Horizontal Well
•	14 – 1 mile Northwest Shelf San Andres Horizontal Wells
•	2 – 1.5 mile Northwest Shelf San Andres Horizontal Wells

For the twelve-month period ended December 31, 2019, the Company completed, tested and filed IPs on 39 horizontal wells – the average IP for the 39 horizontal wells was 472 BOE/day, or 105 BOE / 1,000 feet.

•	4th Qrt. 2019 (8 wells) – 504 BOE/day, or 104 BOE / 1,000 feet (Avg. Lateral 4,990’)
•	3rd Qrt. 2019 (11 wells) – 475 BOE/day, or 101 BOE / 1,000 feet (Avg. Lateral 4,741’)
•	2nd Qrt. 2019 (5 wells) – 497 BOE/day, or 123 BOE / 1,000 feet (Avg. Lateral 3,992’)
•	1st Qrt. 2019 (15 wells) – 429 BOE/day, or 103 BOE / 1,000 feet (Avg. Lateral 4,187’)

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “The evidence continues to grow that the horizontal San Andres play on the NWS is a superior play with its low drilling costs, high IP rates and lower decline rates when compared to other San Andres plays. The average IP of the 14 NWS horizontal wells we drilled, completed and reported in 2019 was over 550 BOE/day. Although early in the production cycle, the three NWS wells drilled, completed and IP’d in the 4th quarter have exceeded that average. The fourth well drilled in the 4th quarter has only been on test for a few weeks but appears to be on par with the other three. Also in the 4th quarter, we participated in the drilling of three non-operated horizontal San Andres wells on the NWS. Our working interests ranged from 20% to 45%. At the end of the quarter, one well was on test and the other two were in varying stages of completion. We continued to aggressively pursue our ESP to Rod Conversion program. We performed 20 rod conversions in the quarter and are already starting to see significant savings in our well pulling costs with the average cost to pull a rod pump being approximately 20% of the cost to pull a well with an ESP.”

As a result, net estimated production for the fourth quarter of 2019 was approximately 1,049,200 BOEs (Avg. 11,405 BOEPD), as compared to net production of 623,000 BOEs (Ring Only / Prior to NWS Acquisition) for the fourth quarter of 2018, a 68.4% increase, and net estimated production of 1,015,000 BOE for the third quarter of 2019, an approximate 3.4% increase. December 2019 average net production was approximately 11,270 BOEs, as compared to net daily production of 7,099 BOEs (Ring Only) in December 2018, a 58.7% increase, and net daily production of 11,461 BOEs in September 2019, a 1.7% decrease. Net estimated production for the twelve months ended December 31, 2019, including February and March 2019 estimated Wishbone production was approximately 3,918,800 BOEs, compared to net estimated production of approximately 2,262,800 BOEs (Ring Only) for the twelve months ended December 31, 2018, a 73.2% increase. Net estimated production for the twelve months ended December 31, 2019, including January, February and March 2019 estimated Wishbone production was approximately 4,090,200 BOEs, an 80.7% increase over 2018.

The estimated price received for oil was $54.90 per barrel and the estimated price received for natural gas was $1.85 per mcf in the fourth quarter 2019. This resulted in an estimated received price of $49.50 per BOE. This compares to an average price per BOE received in the third quarter 2019 of $48.93, an increase of 1.1%. The December 2019 price differential the Company experienced from NYMEX WTI pricing was less than $2.00.

Senior Credit Facility Redetermination / Additional Hedges –

On December 2, 2019, the Company announced the completion of the fall 2019 redetermination evaluation of its $1 billion senior credit facility. The Company stated it had entered into an amendment as part of the fall redetermination, which reaffirmed the immediate borrowing base at $425 million and required the Company, as has been required in the past, to enter into additional hedges for 2020 and 2021. Also stated in the December 2, 2019 release, Ring had entered into additional hedges for 2020 in the form of collars of WTI Crude Oil prices, with an offsetting put option (“floor”) and call option (“ceiling”). The new hedges are for a total of 3,500 barrels of oil per day (“BOPD”), bringing the total amount hedged for 2020 to 5,500 BOPD. Management stated they have satisfied the requirements for 2020 and are actively working on 2021. The next redetermination evaluation is scheduled for May 2020. In addition, the Company stated that in April 2019, it had entered into a new “Credit Agreement” with its banking group, extending the current maximum amount ($1 billion) and current immediate borrowing base ($425 million) on its senior credit facility to April 2024.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “2019 has been a year of tremendous growth, and at the same time, one of frustration. Upon the completion of the acquisition of the Northwest Shelf assets (“NWS”) from Wishbone Energy Partners in April, the Company essentially doubled production, doubled proved reserves, doubled future EBITDA and added over 38,000 net acres, representing over 360 prospective horizontal drilling locations. The results from our ongoing drilling and development of this asset continue to exceed our expectations and more than validate our decision to make the acquisition. We were able to complete the acquisition by the use of our senior credit facility. The frustrations are related to the reaction of the public markets. Management has not changed their attitude toward debt and is currently in the process of formally marketing our Delaware Basin asset, with the intent of reducing our long-term debt should we be successful in that effort. Because of the way we managed our balance sheet we were able to execute an acquisition that positions the Company for years of growth and prosperity. We are very pleased that our conservative drilling schedule is allowing us to maintain, and in fact show production growth in this past quarter. In addition, based on preliminary financial results, it has allowed us to accomplish our primary goal of cash-flow neutrality by year-end. The Company will continue to operate within generated cash flow, and as we move from cash-flow neutral to cash-flow positive, use the excess cash to also reduce debt. As we move into 2020, we plan to drill four new NWS horizontal wells in the 1st quarter, maintaining a conservative approach, while we formulate our 2020 preliminary Capital Expenditure Budget (“CAPEX”) which we plan to announce by the end of January. With a conservative approach in the 1st quarter 2020, we expect 1st quarter 2020 production to be relatively flat compared to the fourth quarter estimated 2019 production. This is subject to change based on our CAPEX budget for the year and general market conditions. We will continue our focus of operating within budget, improving efficiencies wherever possible, reducing our long-term debt while continuing to provide yearly production growth.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended September 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447